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                                     EXHIBIT 8.1


                                          30
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                                     [LETTERHEAD]

                                 August 12, 1998             1656-001-A

The Manager
  of Wolverine Energy, L.L.C.
Manager
Wolverine Energy 1998-1999 Antrim Development Program
4660 South Hagadorn Road, Suite 230
East Lansing, Michigan  48823

     Re:  Wolverine Energy 1998-1999 Antrim Development Program
          -----------------------------------------------------

Gentlemen:

     This is an opinion which you have requested as to the summary of federal income tax consequences set forth in the preliminary prospectus (the "Prospectus") contained in the Registration Statement on Amendment No. 2 to Form SB-2 dated April 28, 1998 of Wolverine Energy 1998-1999 Antrim Development Program (the "Program"), which will register interests in a series of limited liability companies (the "Companies") each to be formed in the State of Michigan. Such Registration Statement is being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 15,000 membership interests (the "Interests"). Capitalized terms used in this opinion and not otherwise defined shall have the meanings ascribed to them in the Prospectus.

     We have acted as special tax counsel to the Program in connection with the tax aspects of the registration of the Interests and proposed activities described in the Prospectus. We have participated in the preparation of the "Summary of Tax Considerations," "Risk Factors - Tax-Related Risks" and "Tax Aspects" sections of the Memorandum.

     We have been asked by Wolverine Energy, L.L.C., a Michigan limited liability company, (the "Manager") to confirm to the Companies the accuracy of the opinions attributed to us in the Prospectus concerning certain federal income tax matters and to advise the Companies of our opinion concerning the realization of the tax benefits of an investment in the Companies. In reaching such opinions, we have relied upon statements and representations made by the

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Wolverine Energy 1998-1999 Antrim Development Program
August 12, 1998
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Companies and we have examined such documents, records and other instruments as we have deemed necessary or appropriate. We have assumed that the Companies will be maintained and operated in material conformance with the terms of their organizational documents.

     An opinion of counsel is predicated upon all of the facts and conditions as set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is neither a guarantee of the current status of the law, nor should it be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Our opinions expressed in the Prospectus and herein are based upon the facts described in the Prospectus, including the exhibits thereto, and upon facts represented to us or otherwise determined by us. Facts represented to us may have been considered by us without independent corroboration of their truth and accuracy. To the extent that any such facts prove not to be true, it is entirely possible that our opinions might be changed. We do not undertake to make any continuing analysis of the facts or to monitor the activities of the Companies to assure compliance with either the represented facts or underlying assumptions. For purposes of such opinions, we have examined and relied upon such records, documents and other instruments in connection with the Companies as we have deemed necessary or appropriate for the purposes of such opinions including, without limitation, the Prospectus and Company Operating Agreement.

     Furthermore, our opinions are based upon existing law and currently applicable Treasury Department regulations promulgated or proposed under the Code, as amended, and current published administrative positions of the Service contained in revenue rulings, revenue procedures and judicial decisions, all of which are subject to change prospectively and retroactively.

     In the preparation and rendering of our opinions, we have followed the relevant professional standards, including those expressed in American Bar Association Formal Opinion 346 (Revised), January 29, 1982, and Circular 230, governing practice before the Internal Revenue Service, which direct a lawyer in issuing a tax shelter opinion to consider all material tax issues and to address fully and fairly in the offering materials all of such issues which involve the reasonable possibility of a challenge by the Service. We believe the opinions attributed to us in the Memorandum, together with this opinion, comply with this directive.

     Based upon: (i) the representations and material facts contained in the Prospectus and the Companies' organizational documents and the representations of the Companies that the Companies will be operated in accordance with their organizational documents; (ii) the Code, existing Treasury Regulations, revenue rulings, revenue procedures and case law; and (iii) the analysis set forth in the Prospectus, we wish to advise you that:

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Wolverine Energy 1998-1999 Antrim Development Program
August 12, 1998
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          (i)   the statements in the Prospectus attributed to us, as to the likely outcome on the merits of material tax issues, are accurate; and

          (ii) it is our opinion that in the aggregate, substantially more than half of the material tax benefits in terms of their financial impact on a typical investor in the Companies projected to be available from an investment in the Companies are more likely than not to be realized if challenged by the Service.

     It is not feasible to present in this opinion (or in the Prospectus) a detailed explanation of the tax treatment of limited liability companies investing in, holding, operating, selling and otherwise acting with respect to investments in working interests in oil and gas properties or the tax treatment of investments in such limited liability companies. However, we believe that the section in the Prospectus entitled "Tax Aspects" addresses fully and fairly all the material tax issues, including those which involve a reasonable possibility of challenge by the Service.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references therein to this firm in the Prospectus under the captions "Legal Matters," "Experts," "Summary of Tax Considerations," "Risk Factors - Tax-Related Risks" and "Tax Aspects." We do not otherwise consent to the use of this opinion by any other person for any other purpose.

                                        Respectfully submitted,


                                        /s/ Patzik, Frank & Samotny Ltd.

                                        PATZIK, FRANK & SAMOTNY LTD.